SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 2, 2004

ALLIANCE GAMING CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-4281	88-0104066
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 South Bermuda Road, Las Vegas, Nevada 89119
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (702) 270-7600

Not Applicable
(Former name or former address, if changed since last report)

On March 3, 2004, Alliance Gaming Corp. (NYSE: AGI) completed the acquisition of privately held Sierra Design Group (SDG), a leading supplier of Class II and Class III gaming devices, systems and technology.  On March 12, 2004, Alliance filed with the Securities and Exchange Commission a Current Report on Form 8-K reporting the completion of the acquisition and the Amended and Restated Stock Purchase Agreement.

This Amendment No. 1 to Current Report on Form 8-K has been filed to provide the Financial Statements and Pro Forma Financial Information required pursuant to Items 7(a)(1) and (b)(1) of Form 8-K.

Item 7.            Financial Statements, Pro Forma Financial Information and Exhibits.

(a)           Financial Statements of Business Acquired:

Consolidated Financial Statements of Sierra Design Group as of and for the fiscal years ended March 31, 2003 and 2002

Condensed Interim Consolidated Financial Statements of Sierra Design Group as of and for the nine months ended December 31, 2003 and 2002 (unaudited)

Report of Independent Auditors

To the Stockholder of Sierra Design Group

In our opinion, the accompanying consolidated balance sheet as of March 31, 2003 and the related consolidated statements of earnings, of stockholder’s equity and of cash flows present fairly, in all material respects, the financial position of Sierra Design Group at March 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of March 31, 2002 and for the year then ended were audited by other independent auditors whose report dated May 29, 2002 expressed an unqualified opinion on those financial statements.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company had negative cash flow from operating activities for the year ended March 31, 2003 and negative working capital as of March 31, 2003 that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

February 20, 2004

Salt Lake City, Utah

PricewaterhouseCoopers LLP

Sierra Design Group

Consolidated Balance Sheets

	March 31,
	2003	2002
ASSETS
Current Assets:
Cash and cash equivalents	$2,966,182	$7,274,096
Accounts receivable, net	28,609,795	4,680,918
Net investment in sales-type leases	2,256,665	960,417
Note receivable, related party	17,678	17,428
Inventories	8,024,273	3,751,348
Prepaid expenses	607,302	178,607
Deposits	377,420	312,214
Income taxes receivable	1,136,189	83,349
Deferred tax assets	810,899	37,000
Other current assets	1,145,009	—
Total current assets	45,951,412	17,295,377

Net investment in sales-type leases	5,176,064	2,888,255
Property and equipment, net	11,635,421	6,157,330
Intangible assets, net	13,619,853	—
Note receivable, related party	131,751	149,429
Other assets	1,215,043	1,545,004
Total assets	$77,729,544	$28,035,395

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$31,676,891	$4,902,885
Accrued employee compensation	2,335,072	1,096,047
Income taxes payable	—	489,699
Customer deposits	469,923	4,523,558
Deferred revenue	3,730,207	—
Notes payable	18,866,484	5,628,906
Note payable, related party	—	115,808
Capital lease obligation	895,419	—
Total current liabilities	57,973,996	16,756,903

Notes payable, less current portion	10,376,861	4,053,935
Capital lease obligation, less current portion	896,666	—
Due to related party	67,711	100,297
Note payable, related party	—	674,035
Deferred tax liability	1,360,105	304,000
Total liabilities	70,675,339	21,889,170

Commitments and contingencies (Note 12)
Stockholder’s equity:
Common Stock	2,000	2,000
Additional paid-in capital	326,750	220,500
Retained earnings	6,725,455	5,923,725
Total stockholders’ equity	7,054,205	6,146,225
Total liabilities and stockholders’ equity	$77,729,544	$28,035,395

The accompanying notes are an integral part of these consolidated financial statements.

Sierra Design Group

Consolidated Statements of Earnings

	Years ended March 31,
	2003	2002
Revenues:
Lottery Games	$60,814,925	$26,587,236
Bingo Games	14,893,129	—
Casino merchandise games	6,069,399	4,346,173
Other reporting revenues	6,042,528	5,483,740
	87,819,981	36,417,149

Cost of sales	52,729,705	16,350,035
Gross profit	35,090,276	20,067,114

Operating expenses	19,939,550	9,084,804
Depreciation and amortization	2,415,865	867,193
Research and development	11,070,055	6,336,582
Operating Income	1,664,806	3,778,535

Other income (expenses)
Interest income	472,095	568,411
Interest expense	(1,913,459)	(763,286)
Other expense	(17,540)	(28,623)
	(1,458,904)	(223,498)

Income before income taxes	205,902	3,555,037

(Provision) benefit for income taxes	595,828	(237,018)
Net income	$801,730	$3,318,019

The accompanying notes are an integral part of these consolidated financial statements.

Sierra Design Group

Consolidated Statement of Stockholder’s Equity

	Common Stock		Additional Paid-In Capital	Retained Earnings	Total Stockholder’s Equity
	Shares	Amount

Balance as of March 31, 2001	20,000,000	$2,000	$114,250	$2,605,706	$2,721,956

Compensation expense on warrant grants	—	—	106,250	—	106,250
Net income	—	—	—	3,318,019	3,318,019

Balance as of March 31, 2002	20,000,000	2,000	220,500	5,923,725	6,146,225

Compensation expense on warrant grants	—	—	106,250	—	106,250
Net income	—	—	—	801,730	801,730

Balance as of March 31, 2003	20,000,000	$2,000	$326,750	$6,725,455	$7,054,205

The accompanying notes are an integral part of these consolidated financial statements.

Sierra Design Group

Consolidated Statements of Cash Flows

	Years ended March 31,
	2003	2002
Cash flows from operating activities:
Net income	$801,730	$3,318,019
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,415,865	867,193
Non-cash compensation expense on warrant grants	106,250	106,250
Loss on disposal of assets	238,672	28,623
Gain on sale of operating lease assets	—	(65,542)
Deferred tax provision	1,056,105	154,900
Changes in assets and liabilities, net of effects of acquisition of business:
Accounts receivable	(23,474,534)	(1,441,127)
Net investment in sales-type leases	(3,584,057)	314,066
Note receivable, related party	17,428	—
Inventories	1,956,276	5,433,223
Prepaid expenses	(267,686)	(12,790)
Deposits	(65,206)	(273,468)
Income taxes receivable	(1,052,840)	(83,349)
Deferred tax asset	(773,899)	49,400
Other assets	(2,250,913)	(1,491,859)
Accounts payable and accrued liabilities	24,507,368	(467,985)
Accrued employee compensation	1,239,025	253,310
Income taxes payable	(489,699)	27,813
Customer deposits	(4,652,368)	4,579,632
Deferred revenue	3,730,207	—
Total adjustments	(1,344,006)	7,978,290
Net cash provided by (used in) operating activities	(542,276)	11,296,309

Cash flows from investing activities:
Acquisition of property and equipment	(9,784,431)	(6,086,449)
Acquisition of business, net of cash acquired	(3,286,514)	—
Net cash used in investing activities	(13,070,945)	(6,086,449)

Cash flows from financing activities:
Proceeds from notes payable	16,291,304	3,445,000
Payments on notes payable and capital lease obligations	(6,163,568)	(1,693,856)
Net decrease in amounts due to related party	(822,429)	(256,493)
Net cash provided by financing activities	9,305,307	1,494,651
Net increase (decrease) in cash	(4,307,914)	6,704,511

Cash at beginning of year	7,274,096	569,585
Cash at end of year	$2,966,182	$7,274,096

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,760,625	$699,244
Cash paid for income taxes	$679,135	$88,254

Supplemental disclosure of non-cash investing and financing activities:
Conversion of account payable to note payable	$—	$5,000,000
Proceeds from sale of operating lease assets included in accounts receivable	$—	$1,035,562
Equipment acquired under capital lease obligation	$2,309,540	$—
Inventory acquired under contracts payable	$651,178	$1,969,530
Issuance of note payable in conjunction with acquisition of business	$8,000,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

Sierra Design Group

Notes to Consolidated Financial Statements

1.     NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Sierra Design Group (the Company), a Nevada Corporation, is a technology company dedicated to developing, inventing, licensing and manufacturing innovative games and systems for the gaming industry.  The Company also provides technical consulting, custom product design and development services.  On November 11, 2003, the Company signed a definitive agreement to be acquired by Alliance Gaming Corp. (Note 18).

Consolidation

The consolidated financial statements include the accounts of Sierra Design Group and its wholly-owned subsidiary, Arcade Planet.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collection is probable.  To the extent that vendor specific objective evidence of fair value exists, fees from multiple-element arrangements are unbundled and recorded as revenue as the elements are delivered.

The Company has entered into licensing agreements that grant their customers the use of game and systems software.  The agreements provide for license fees based on the number of machines installed.  Revenue from these agreements is recognized ratably over the term of the contract.

The Company is the lessor in lease agreements that are accounted for as sales-type leases (Note 5).  The leases contain weekly contingent lease fees based on a percentage of revenue earned by the customer on each leased player terminal, subject to minimums and maximums.  The fee includes components of principal, interest and participation revenue.  Based on the minimum payments, the components of interest and participation revenue are recorded as unearned income at the beginning of lease and recognized as earned.  Income from the sale of the systems is recognized when the systems are installed.

The Company is also the lessor in rental agreements that are accounted for as operating leases.  The leases contain daily or weekly lease fees contingent on the percentage of revenue earned by the customer on each leased player terminal, subject to certain maximums.  The agreements are month-to-month and cancellable at any time.  Rental income from these agreements is included in either lottery games, bingo games or casino merchandise games, depending upon the type of equipment rented.  The cost of the underlying equipment is capitalized and included in off-site equipment.

For sales of equipment, the Company recognizes revenue when the systems are shipped. Charges for shipping and handling are recorded as revenues and the related costs are included in cost of sales.  Revenue from consulting and field services is recognized in the period in which the services are performed as the services are not essential to the equipment functionality or necessary for the customer to utilize the Company’s equipment and are separately priced.

Certain of the Company’s game systems require prizes to be purchased directly from the Company.  Sales of prize merchandise are recorded when shipped or when prizes are awarded.  The prizes are returnable at the original sale price less a restocking fee.  During the years ended March 31, 2003 and 2002, the Company recorded an allowance for returns of approximately $231,000 and $220,000 respectively.

Research and development milestone contracts are recognized in other operating revenues as the milestones are achieved.  During the year ended March 31, 2003, the Company recognized $3,360,000 in revenue from a single research and development milestone contract related to intellectual property.  The Company can earn up to an additional $3.2 million on this contract if all remaining milestones are met. At March 31, 2003, the Company had deferred revenue of $1 million related to these milestones.

For sales of intellectual property, the Company recognizes the sales proceeds as other operating revenues upon shipment.  During the year ended March 31, 2002, the Company recognized $5,000,000 in revenue from the sale of intellectual property.

Revenues earned by Arcade Planet, which are composed of skill based internet and amusement games, are recognized as the service is performed in other operating revenues.  Arcade Planet is a technology company that uses technology for the pay to play skill game market.  Players purchase game credits to compete against each other for prizes.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and consist of equipment components, work-in-process and finished goods.

Deposits

The Company periodically enters into manufacturing agreements that require deposits prior to the start of production.

Property and Equipment

The Company records property and equipment at cost, less accumulated depreciation and amortization.  Depreciation and amortization are provided using the straight-line method over the assets’ estimated service lives.  Leasehold improvements are amortized over the life of the respective lease or the service life of the improvement, whichever is shorter.  The estimated useful lives range from three to ten years.

Betterments and renewals that extend the life of the assets are capitalized.  Other repairs and maintenance charges are expensed as incurred.  The cost and related accumulated depreciation or amortization applicable to assets sold or retired are removed from the accounts and the gain or loss on disposition is recognized in operations.

Intangible Assets

The Company records intangible assets at cost, less accumulated amortization.  Amortization is provided using the straight-line method over the estimated life of the asset.

Impairment of Long-Lived Assets

The Company regularly evaluates whether events or circumstances have occurred that indicate the carrying value of its long-lived assets may not be recoverable.  When factors indicate the asset may not be recoverable, the Company compares the related undiscounted future net cash flows to the carrying value of the asset to determine if impairment exists.  If the expected future net cash flows are less than the carrying value, impairment is recognized based on the fair value of the asset.  No such impairments were recorded during the years ended March 31, 2003 and 2002.

Advertising

The Company expenses the costs of all advertising campaigns and promotions as they are incurred.  Total advertising expense for the years ended March 31, 2003 and 2002 was $504,067 and $367,609, respectively.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting For Income Taxes.”  Deferred income taxes are provided for the differences between the financial statement and tax bases of assets and liabilities using the expected applicable future tax rates.  A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Research and Development

Company-sponsored research and development costs are charged to operations in the year incurred.  Total expenditures on research and development for the years ended March 31, 2003 and 2002 were $11,070,055 and $6,336,582, respectively.

Concentration of Risks

The Company is subject to the risks inherent in the gaming industry, which primarily include changes in state regulation (Note 18).

Financial instruments which potentially subject the Company to credit risk consist primarily of cash, accounts receivable, notes receivable and investments in sales-type leases.  The Company maintains its cash in bank deposit accounts and certificates of deposit, which, at times, may exceed federally insured limits.

The Company’s customers are concentrated in the gaming industry primarily in Washington, California, Florida, Nevada and Oklahoma.  Revenues from four customers comprised 51% and 54% of the Company’s total revenue for the years ended March 31, 2003 and 2002, respectively.  To reduce credit risk, the Company performs ongoing evaluations of its customers’ financial condition, and may require deposits on large orders.  The Company also establishes an allowance for doubtful accounts which it believes is adequate to cover potential credit losses.  Sales-type leases are collateralized by the equipment sold.  Management believes that the Company has sufficiently mitigated the risk of incurring material credit related losses.

Common Stock Dividend

On September 3, 2002, the Board of Directors declared a common stock dividend.  Stockholders as of that date received an additional share of the Company’s common stock.

Stock-Based Compensation

The Company accounts for employee stock-based compensation arrangements in accordance with provisions of Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-based Compensation” (SFAS 123) and SFAS No.148 “Accounting for Stock-Based Compensation and Disclosure - Transition and Disclosure – an Amendment of FASB Statement No. 123” (SFAS 128).  Under APB No. 25, stock-based compensation is based on the difference, if any, on the date of grant, between the estimated fair value of the Company’s common shares and the exercise price.  Unearned stock-based compensation is amortized ratably over the vesting period.

The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (EITF) No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services.”

The following table provides a reconciliation of the Company’s reported net income to the pro forma net income as if the fair value method prescribed by SFAS 123 had been applied to all awards.

	Year ended
	March 31, 2003	March 31, 2002
Net income, as reported	$801,730	$3,318,019
Less: Stock-based employee compensation expense
Determined under fair value method	—	—
Pro forma net income	$801,730	$3,318,019

Vesting of options issued to employees are contingent upon certain events.  Therefore, the Company will record a compensation charge when it appears probable that the contingency will be met.

New Accounting Pronouncements

Effective April 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations” (SFAS 141) and SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142).  Under SFAS 141 and 142, all business combinations are accounted for using the purchase method and goodwill and intangible assets with indefinite useful lives are not amortized, but are tested for impairment at least annually. The adoption of SFAS 141 and 142 did not have a material effect on the company’s results of operations or financial position.

On August 15, 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143). SFAS 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost.  SFAS 143 is effective for the Company April 1, 2003 and is not expected to have a material effect on the Company’s results of operations or financial position.

Effective April 1, 2002, the Company adopted SFAS No. 144 “Accounting For Impairment or Disposal of Long-lived Assets” (SFAS 144).  SFAS 144 supersedes SFAS 121 and requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and broadens the presentation of discontinued operations to include more disposal transactions.  The adoption of SFAS 144 did not have a material effect on the Company’s results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146).  SFAS 146 requires the recognition of a liability for costs associated with an exit or disposal activity when incurred. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. The provisions of SFAS 146 were effective for any exit and disposal activities initiated after December 31, 2002 and is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2002, the FASB issued SFAS 148, which is effective for years ending after December 15, 2002.  SFAS 148 provides alternative methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation and requires prominent disclosure about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.  The Company has adopted the disclosure provisions of SFAS 148 and expects to continue following the provisions of APB 25 for its stock-based compensation plans.

In November 2002, the FASB issued FASB Interpretation No., 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of SFAS No. 5, 57, and 107 and rescission of FIN 34)” (FIN 45).  FIN 45 clarifies the requirements of SFAS No. 5, “Accounting for Contingencies,” relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees.  FIN 45 is effective for guarantees issued or modified after December 31, 2002.  The disclosure requirements of FIN 45 are effective for financial statements for periods ending after December 15, 2002.  The adoption of FIN 45 is not expected to have a material effect on the Company’s results of operations or financial position.

On January 17, 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities -- an Interpretation of ARB No. 51” (FIN 46).  FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  FIN 46 is applicable immediately for variable interest entities created after January 31, 2003.  For variable interest entities created prior to February 1, 2003, the provisions of FIN 46 are applicable to the Company no later than January 1, 2004.  The adoption of FIN 46 is not expected to have a material effect on the Company’s financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity “ (SFAS 150).  SFAS 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity.  The provisions of SFAS 150 are effective for the Company for fiscal periods beginning after December 15, 2004.  The adoption of SFAS 150 is not expected to have a material effect on the Company’s financial condition or results of operations.

Reclassifications

Certain reclassifications have been made to the March 31, 2002 financial statements to conform to the March 31, 2003 presentation.  The reclassifications had no effect on total assets, total liabilities or net income.

2.     BASIS OF PRESENTATION

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability of assets and liquidation of liabilities that may result from this uncertainty.

The Company incurred negative cash flow from operating activities of $542,276 for the year ended March 31, 2003 and had a negative working capital of $12,022,584 as of March 31, 2003.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.

The Company intends to seek additional financing to fund continuing operations until the Company is able to generate cash flows sufficient to fund its operations.  In the past, the Company has been able to obtain funding necessary for its operations through the issuance of debt.  Additionally, the Company may be forced to reduce the scope of its operations, reduce its headcount or otherwise decrease its activities if sufficient financing is not obtained.  There can be no assurance that sufficient funds will be obtained to sustain the Company’s current scope of operations.

3.     ACQUISITION – ARCADE PLANET

On September 11, 2002, the Company completed the acquisition of Arcade Planet pursuant to which Arcade Planet became a wholly-owned subsidiary of the Company.  Arcade Planet is a technology company that uses technology for the pay to play skill game market.  Players purchase game credits to compete against each other for prizes.  The Company believes the prize redemption technology of Arcade Planet will allow the Company to expand into other areas and will complement the Company’s current technology.  The Company’s total investment in the Arcade Planet acquisition was $11,529,287, which consisted of the following:

Cash paid to majority stockholder	$2,852,303
Cash paid to minority stockholder	238,693
Cash paid to option-holders	234,396
Cash paid for legal and other fees	203,895
Note payable to majority stockholder	8,000,000
Total investment	$11,529,287

The Company applied SFAS 141 in the allocation of the purchase price of Arcade Planet.  The allocation of the purchase price has been finalized as of March 31, 2003.

The following table presents the allocation of the Arcade Planet purchase price:

Cash acquired	$242,773
Accounts and note receivable	454,343
Inventories	250,225
Property and equipment	795,021
Patents	14,191,276
Other current assets	161,009
Other long-term assets	55,119
Accounts Payable	(1,615,460)
Notes payable	(915,313)
Accrued liabilities	(2,089,706)
$11,529,287

The acquired patents, which are classified as intangible assets, are being amortized over the remaining life of the patents, which is approximately 14 years.  As of March 31, 2003, accumulated amortization was $600,222.

Anticipated amortization expense for intangible assets for the next five years is as follows:

Years ending March 31,
2004	$1,028,952
2005	$1,028,952
2006	$1,028,952
2007	$1,028,952
2008	$1,028,952

4.     ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following as of March 31:

	2003	2002

Trade accounts receivable	$28,660,149	$4,892,204
Employee advances	38,222	22,471
Less: Allowance for doubtful accounts	(88,576)	(14,244)
Allowance for sales returns	—	(219,513)
	$28,609,795	$4,680,918

5.     SALES-TYPE LEASES

The Company has entered into several lease agreements to sell gaming equipment to its customers, which are accounted for as sales-type leases.  The agreements have a term of five years, and contain buyout provisions.  The leases expire at various dates through 2008.

As of March 31, 2003, the minimum future payments under the sales-type leases are as follows:

Years ending March 31,
2004	$3,068,160
2005	3,254,160
2006	2,140,221
2007	802,060
2008	269,640
Total minimum lease payments	9,534,241
Less unearned income:
Amount representing interest	(1,383,381)
Amount representing participation	(718,131)
Net investment in sale-type leases	7,432,729
Less current portion	(2,256,665)
$5,176,064

6.     INVENTORIES

Inventories consisted of the following as of March 31:

	2003	2002
Equipment components	$7,836,047	$3,000,586
Work-in-process	288,673	138,869
Finished goods	180,261	611,893
Less: Reserve for obsolete inventory	(280,708)	—
	$8,024,273	$3,751,348

7.     PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of March 31:

	2003	2002
Offsite equipment	$8,357,410	$4,436,767
Office, computer and laboratory equipment	3,112,072	1,608,097
Leasehold improvements	975,924	693,091
Software	790,177	346,856
Other	1,271,505	514,431
	14,507,088	7,599,242
Less: Accumulated depreciation and amortization	(2,871,667)	(1,441,912)
	$11,635,421	$6,157,330

Depreciation and amortization expense for property and equipment for the years ended March 31, 2003 and 2002 was $1,814,341 and $867,193, respectively.

Offsite equipment consists of gaming equipment leased to others under cancellable, month-to-month operating leases.  Assets classified as offsite equipment have generally been manufactured by the Company and are recorded at cost. Accumulated depreciation relating to offsite equipment was $976,470 and $275,176 as of March 31, 2003 and 2002, respectively.

8.     ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consisted of the following as of March 31:

	2003	2002
Trade accounts payable	$24,037,845	$4,126,852
Game kit royalty accrual	4,584,581	187,769
Other accrued liabilities	1,778,575	722,013
Accrued payroll benefits	1,195,515	—
Accrued interest payable	80,375	85,764
	$31,676,891	$5,122,398

Game kit royalty consists of fees payable to unrelated companies for technology used in certain game kits sold by the Company.

9.     SUPPLIER FINANCING

During the year ended March 31, 2001, the Company entered into a financing agreement with a major supplier of inventory.  Under the terms of the agreement, the Company and the supplier may designate specific inventory purchases of player terminals for deferred payment arrangements.  Upon such designation, the purchase price of the player terminals is deferred and may be transferred to a contract payable.  Repayment terms vary and are generally either deferred for ninety days or transferred to a contract payable.  Contracts payable are generally due in thirty-six monthly payments, including interest at 12%.  The supplier retains a security interest in the inventory.  The agreement is guaranteed by the stockholder of the Company.  As of March 31, 2003 and 2002, trade accounts payable to the supplier were approximately $13,291,000 and $2,337,000, respectively.

10.  LEASES

On February 6, 2002, the Company entered into an agreement with a gaming corporation.  Under the agreement, the Company agreed to sell the corporation a number of game devices, and then to lease back the machines over a period of thirty-nine months.  The transaction was accounted for as a sale leaseback.  The gain on the sale of the machines was deferred and will be recognized over the term of the agreement.  As of March 31, 2002, the Company had received a deposit on the agreement of $1,298,855, which is included in customer deposits. The leaseback was accounted for as a capital lease.  The lease requires three payments of $36,774 and thirty-six payments of $73,547, beginning February 2002.  The lease was subsequently paid in full in August 2003 (Note 18).

At March 31, 2003, minimum rental payments due under this capital lease are as follows:

Years ending March 31,
2004	$882,564
2005	882,564
2006	231,770
Total minimum lease payments	1,996,898
Less amount representing interest	(204,813)
1,792,085
Less: current portion	(895,419)
$896,666

On March 28, 2003, the Company entered into an agreement with a gaming corporation.  Under the agreement, the Company agreed to sell the corporation a number of gaming devices for $4.7 million and to lease back the machines.  The transaction was accounted for as a sale leaseback qualifying as an operating lease.  Additionally, as part of the sale, on March 31, 2003, the Company entered into a note receivable with the gaming corporation for $1,636,966 with an interest rate of 10%.  The note is due May 31, 2004 and is included in current and long-term other assets.  The Company is leasing the machines and software system to a casino for a period of twelve months, with either party able to cancel the agreement with thirty days notice.  The Company operates the machines for the casino and receives 30% of the net daily winnings.  The Company pays the gaming corporation 50% of the amount earned from each machine by the Company during the installation period. Beginning in July 2003, for a minimum of 15 months or until certain monetary thresholds are met, the Company will pay the gaming corporation the first $18 per day, per machine, up to $12 per day if the machine earns over $26 per day, and 15% of the excess if the machine earns over $38 per day.  Thereafter, the Company will pay 25% of the excess of $18 per day per machine of earnings to the gaming company.  As the payments are contingent, the Company recognized gross profit of $2.8 million on the sale.

On March 31, 2003, the Company entered into a second agreement with the gaming corporation.  Under the agreement, the Company agreed to sell the corporation a number of gaming devices for $5.8 million and to lease back the machines over a 36 period.  The transaction was accounted for as a sale leaseback qualifying as an operating lease.  The Company is leasing the machines and software system to a casino for a period of three years with either party able to cancel the agreement with thirty days notice if certain regulatory approvals are not met.  The Company receives a minimum of $13.57 per day per machine.  The Company will pay the gaming corporation $9.11 per day per machine for each machine in operation.  As the payments are not contingent, the Company has deferred the gross profit on the sale of  $2.3 million and will amortize such profit over 36 months, the term of the lease.  The $2.3 million is included in deferred revenue at March 31, 2003.

11.  NOTES PAYABLE

Notes payable consisted of the following at March 31:

	2003	2002
Notes payable to a supplier of inventory, due in monthly installments of principal and interest ranging from $1,822 to $31,462. The notes are collateralized by equipment and bear interest at 12%. The notes mature between November 2003 and February 2006	$620,883	$1,961,232

Note payable to a supplier of inventory, due in monthly installments of principal and interest of approximately $172,000 and $119,000 in 2003 and 2002, respectively. The note is collateralized by the recurring revenue streams and bears interest at prime plus 2% (6.25% and 6.75% at March 31, 2003 and 2002, respectively). The note matures in August 2004.	2,802,655	4,355,783

Note payable due in monthly principal payments of $148,589 plus interest. The note is collateralized by recurring revenue streams and bears interest at prime plus 2% (6.25% at March 31, 2003). The note matures in September 2007.	8,023,779	—

Note payable due in monthly interest payments and four equal principal payments over the life of the loan. The note is collateralized by equipment and the Company’s accounts receivable due from one customer. The note bears interest at 6% and is due September 2003.	11,342,250	—

Various notes payable due in monthly installments of principal and interest ranging from $16,621 to $33,611. The notes are collateralized by equipment and bear interest at rates ranging between 11.75% and 12.24%. The notes mature between September 2006 and December 2006.	3,929,317	—

Note payable to an operator of casinos, due in monthly installments of principal and interest ranging from $100,000 to $150,000. The note is collateralized by equipment and bears interest at prime plus 2% (6.25% and 6.75% at March 31, 2003 and 2002, respectively). The note matures in August 2004.	2,524,461	3,365,826
	29,243,345	9,682,841
Less: current maturities	(18,866,484)	(5,628,906)
	$10,376,861	$4,053,935

From time to time the Company may finance certain trade payables with a major supplier, to mirror payment or lease terms offered to the Company’s customers. The terms of the financings are three years and maturities vary based on note inception.  The loans are due in monthly installments of principal and interest.  The stated interest rates are 12%.  The outstanding balance related to these financings as of March 31, 2003 and 2002 was $620,883 and $1,961,232, respectively.  The loans were paid in full in November 2003 (Note 18).

On August 6, 2001, the Company entered into a binding memorandum of understanding (MOU) with a major supplier of inventory that details financing arrangements between the two companies.  Under the MOU, the supplier agreed to memorialize its loan to the Company for $5,000,000.  The sole purpose of the loan was to pay trade payables due to the supplier. The note is collateralized by certain recurring revenue streams of certain equipment leased under operating leases and bears interest at prime plus 2% (6.25% and 6.75% at March 31, 2003 and 2002, respectively).  The term of the financing is three years from the date of the MOU.  On November 15, 2002, the MOU was formalized into a promissory note.  The outstanding balance as of March 31, 2003 and 2002 was $2,802,655 and $4,355,783, respectively.  The loan was paid in full in November 2003 (Note 18).

On September 11, 2002, in connection with the acquisition of Arcade Planet (Note 2), the Company issued a promissory note to the majority stockholder of Arcade Planet in the amount of $8,915,313. The note is collateralized by recurring revenue streams of certain equipment leased under operating leases.  The stated interest rate is prime plus 2% (6.25% as of March 31, 2003).  The note requires monthly payments of principal of $148,589 plus interest and matures in September 2007.  The outstanding balance as of March 31, 2003 was $8,023,779.  The loan was paid in full in November 2003 (Note 18).

On March 31, 2003, the Company entered into a loan agreement with a financing company for cash proceeds of $11,342,250.  The cash proceeds were reduced for legal, documentation and loan origination fees of approximately $216,000.  This amount was capitalized, within other assets, and is being amortized over the term of the loan, using the straight-line method, which approximates the effective interest method.  The loan is collateralized by equipment and the Company’s accounts receivable with one customer.  The loan bears interest at 6% and matures in September 2003.  The note requires monthly interest payments and four equal principal payments over the life of the loan.  The outstanding loan balance as of March 31, 2003 was $11,342,250.

Beginning in September 2002, the Company entered into several promissory notes with a gaming company for cash proceeds of $4,297,875.  The cash proceeds were reduced for legal, documentation and loan origination fees of approximately $455,000.  This amount was capitalized, within other assets, and amortized over the term of the notes, using the straight-line method, which approximates the effective interest method.  The notes are collateralized by equipment and bear interest at rates ranging from 11.75% to 12.24%.  The notes require monthly installments of principal and interest ranging from $16,621 and $33,611 and mature between September 2006 and December 2006.  The outstanding loan balance as of March 31, 2003 was $3,929,317.  Two of the promissory notes with an outstanding balance of $1,710,000, included in the current portion of notes payable, as of March 31, 2003 were in default as of that date.  The notes were subsequently paid in full in December 2003.

On May 29, 2002, the Company and an operator of casinos amended a national license agreement and loan and security agreements in order to consolidate two financings.  The result was to create a secured promissory note in the amount of $3,820,000 and to extend the opportunity for additional financing up to a total of $8,285,200 by creating a second secured promissory note of $4,465,200.  All advances and loans are collateralized by certain intellectual property and by a security interest in all inventory related to the manufacture of the financed equipment.  Under the terms of the amendments, the first note for $3,820,000 continues to accrue interest at prime plus 2% (6.25% and 6.75% at March 31, 2003 and 2002, respectively).  The second note for $4,465,200 also will accrue interest at prime plus 2%, subject to a base rate of 8%.  The loans are being repaid through a rebate of license fees.  For financed equipment at the entity’s locations, the rebate is equal to 20% of net win less $15 per machine.  For financed equipment at other locations, the rebate is equal to 100% of the collected license fee, less $15 per machine. Both of the rebates are applied against the principal and interest outstanding.  For non-financed equipment at other locations, the rebate is equal to $2 per machine per day, and is recorded as a reduction of revenue in the period the related license fee is earned.  Once all principal and interest have been repaid, the Company will pay an ongoing rebate of license fees equal to $10 per day per financed equipment and $2 per day per non-financed device for a period of three years subsequent to repayment.  These ongoing rebates will be recorded as a reduction of revenue in the period the related license fee is earned.  The outstanding balance as of March 31, 2003 and 2002 was $2,524,461 and $3,365,826, respectively.  No amounts have been borrowed under the second secured promissory note. The loan was subsequently paid in full in August 2003 (Note 18).

Aggregate maturities of notes payable at March 31, 2003 are as follows:

Years ending March 31,
2004	$18,866,484
2005	4,604,480
2006	2,647,898
2007	2,232,977
2008	891,506
$29,243,345

12.  COMMITMENTS AND CONTINGENCIES

Office, Warehouse and Equipment Leases

The Company has entered into lease agreements for offices, warehouses and equipment through November 2009.  As of March 31, 2003, the minimum future rental commitments under the non-cancellable operating leases are as follows:

Years ending March 31,	Other	Related Party	Total
2004	$844,613	$469,972	$1,314,585
2005	837,211	469,972	1,307,183
2006	685,227	469,972	1,155,199
2007	624,715	469,972	1,094,687
2008	75,577	451,722	527,299
Thereafter	—	760,863	760,863
	$3,067,343	$3,092,473	$6,159,816

Total rent expense was $892,040 and $664,935 for the years ended March 31, 2003 and 2002, respectively.

Beginning January 1, 2003, the Company initiated a self-insured employee group health plan.  The self-insured portion of the liability for unpaid claims and associated expenses, including claims incurred but not reported, is determined using estimates based on prior year experience.  A third party administrator tracks and evaluates actual claims experience to be used in the annual actuarial valuations.

The following table shows the activity and balance related to the accrued self-insurance for the year ended March 31, 2003:

March 31, 2003
Balance at beginning of year	$—
Expense incurred	280,479
Claims paid	(59,205)
Balance at end of year	$221,274

13.  RELATED PARTY TRANSACTIONS

The Company participated in various related party transactions with the following entities and individuals:

Robert Luciano Properties

Robert Luciano Properties is a limited liability company wholly owned by the sole stockholder of the Company.

The Company leases its warehouse and office facility in Reno from Robert Luciano Properties under a ten-year lease, which expires January 2011.  The lease provides for base rent of $39,164 per month, and may be adjusted for changes in the consumer price index.  As a term of the lease, the Company is required to provide up to $200,000 of landscaping improvements at its expense in exchange for an offset to the total monthly rent payment of $2,637.  As of March 31, 2003 and 2002, the Company had offset rent totalling $31,644 and $36,923, respectively under this agreement.

Rent expense under this lease was $402,000 and $396,972 for the years ended March 31, 2003 and 2002, respectively.  The amount due to Robert Luciano Properties for rent, advances and landscaping allowance as of March 31, 2003 and 2002 was $67,711 and $36,923, respectively.

During the year ended March 31, 2001, the Company entered into a $183,221 note receivable for costs advanced for building modifications.  The note bears interest of 8% per annum and is not collateralized.  Monthly payments of principal and interest of $2,416 are to be deducted from the Company’s total monthly rent payment of $33,081.  The note matures in November 2009.  The amount due from Robert Luciano Properties under the note was $149,429 and $166,857 as of March 31, 2003 and 2002, respectively.  The Company recorded interest income of $11,565 and $15,026 for the years ended March 31, 2003 and 2002, respectively.

Robert Luciano Engineering, Inc.

Robert Luciano Engineering, Inc is an S-corporation wholly owned by the sole stockholder of the Company.

The Company has engaged Robert Luciano Engineering, Inc. to provide engineering and consultant services in past years.

On November 1, 2000, the Company entered into a $1,189,769 note payable for amounts due for services and interest.  The note was due in monthly installments of $16,667, including interest at 12%.  The amount outstanding was $789,843 as of March 31, 2002.  On May 17, 2002, the balance due to Robert Luciano Engineering was paid in full.

For the years ended March 31, 2003 and 2002, interest expense paid to Robert Luciano Engineering was $11,523 and $126,050, respectively.

Luciano Packaging Technologies, Inc.

Luciano Packaging Technologies, Inc. is a C-corporation owned by parties related to Robert Luciano, the sole stockholder of the Company.

The Company engages Luciano Packaging Technologies to provide engineering and consulting services and to develop and implement packaging for its prize awards.

During the year ended March 31, 2002, the Company prepaid $150,000 engineering fees associated with developing a distribution center.  The Company receives a credit of $1.50 for each piece of merchandise shipped from the facility until the prepaid amount has been amortized.  The Company also prepaid facility rent of approximately $12,000 and paid a deposit of approximately $35,000 for prize packaging assembly. As of March 31, 2003 and 2002, the Company had a net asset balance of $139,550 and $197,000, respectively.

The Company entered into a facility lease agreement with Luciano Packaging Technologies for $7,500 per month for twelve months beginning February 2002.  In January 2003, this lease agreement was re-negotiated.  Beginning January 2003, the monthly rent agreement was modified to $3,000 per month, on a month-to-month basis, for twelve months.  For the years ended March 31, 2003 and 2002, the Company paid rent under this agreement of $76,500 and $15,000, respectively.

For the years ended March 31, 2003 and 2002, the Company paid engineering and consulting fees to Luciano Packaging Technologies of $195,023 and $117,762, respectively.  The amount due to Luciano Packaging Technologies as of March 31, 2003 and 2002 was $19,386 and $63,373, respectively.  The amounts are included in accounts payable and accrued liabilities.

Robert Luciano

During the year ended March 31, 2002, the Company borrowed $1,000,000 from Robert Luciano, the sole stockholder of the Company.  The loans were repaid prior to year-end, March 31, 2002.  Total interest paid to Robert Luciano was $104,679.

Bissell Road Associates

Bissell Road Associates is a Corporation owned by parties related to Robert Luciano, the sole stockholder of the Company.

The Company is currently leasing warehouse space from Bissell Road Associates to provide future expansion for parts and field support for new emerging gaming markets.  During the years ended March 31, 2003 and 2002, the Company incurred rent expense of $18,250 and $0, respectively, under this lease.

14.  EMPLOYEE BENEFIT PLAN

On January 1, 1999, the Company instituted a qualified 401(k) savings plan for all eligible employees after completion of certain age and service requirements.  Employees may voluntarily elect to defer up to 15% of their compensation and invest it in various investment options for their retirement. The Company may make discretionary contributions to the plan based on matching or profit sharing.  During the years ended March 31, 2003 and 2002, the Company made contributions of $135,138 and $67,964, respectively.

15.  COMMON STOCK AND STOCK OPTION PLAN

Common Stock

At March 31, 2003, there are 20,000,000 shares of $.0001 par value common stock outstanding.  The common stock is entitled to one vote per share.  No preferences exist for the common stock.

Stock Options

During 2002, the Company adopted the 2002 Stock Option and Incentive Plan (the Plan) for management, directors and employees of the Company.  The Plan provides for the granting of incentive and non-qualified stock options.  The Company’s stockholder has approved 2,000,000 shares of common stock for issuance under the Plan.

The Plan provides that on the grant date, the option exercise price may not be less than 100% of the fair market value on the date the option is granted.  Options issued under the Plan must be exercised within 10 years from the grant date.  However, if an optionee owns 10 percent or more of the Company’s common stock, the option price of any qualified stock option granted under the Plan may not be less than 110 percent of the fair value of the common stock and must be exercised within 5 years from the grant date.  No participant may exercise any option until the earlier of 1) licensing of the participant by the Nevada Gaming Authorities, 2) determination that the participant is exempt from licensing or 3) the Company becoming public.

The following summarizes the activity in stock options for the year ended March 31, 2003:

		Price Per Share
	Options	Range	Weighted Average

Balance, 3/31/02	—
Granted	1,777,250	$0.78-6.36	4.16
Cancelled	1,150	6.36	6.36
Exercised	—	—	—
Balance, 3/31/03	$1,776,100

Outstanding Options at March 31, 2003	Exercise Price	Weighted-Average Remaining Contractual Life (Years)
1,076,350	6.36	9.41
699,750	0.78	9.41
$1,776,100

The Company had no options exercisable at March 31, 2003.

16.  PROVISION FOR INCOME TAXES

The provision (benefit) for income taxes consists of the following for the years ended March 31:

	2003	2002
Federal income tax expense (benefit) - current	$(878,618)	$(130,427)
State income tax expense (benefit) - current	584	6,145
Deferred income tax expense (benefit)	282,206	361,300
Provision (benefit) for income taxes	(595,828)	237,018

The provision for income taxes differs from the amount computed by applying the statutory U.S. corporate income tax rate of 34% for the following reasons:

	2003	2002
Expected federal statutory tax	$70,007	$1,208,713
State income taxes	12,434	35,550
Research and development credits	(612,300)	(396,558)
Other	(65,969)	(610,687)
Provision (benefit) for income tax expense	$(595,828)	$237,018

The components of deferred income taxes at March 31, are as follows:

	2003	2002
Deferred tax assets:
Arcade Planet federal net operating loss carryforward	$5,056,797	$—
State net operating loss carryforward	519,818	—
Research and development credit carryforward	1,110,169	157,000
Accrued liabilities	224,493	108,000
Related party accrual	—	229,000
Deferred revenue	1,164,244	—
Accounts receivable and inventories	262,296	—
Leased equipment	1,206,070	795,000
Compensation expense on warrant grants	111,563	—
Charitable contribution carryforward	4,948	—
Other	—	205,000
Valuation allowance	(2,100,726)	—
Total deferred tax liability	$7,559,672	$1,494,000

Deferred tax liabilities:
Property and equipment	(1,111,649)	(452,000)
Intangible asset	(4,394,601)	—
Deferred lease revenue	(2,601,455)	(1,309,000)
Other	(1,173)	—
Total deferred tax liability	(8,108,878)	(1,761,000)
Net deferred tax liability	$(549,206)	$(267,000)

At March 31, 2003, Arcade Planet had total net operating loss carryforwards for federal income tax purposes of approximately $14,873,000.  These net operating loss carryforwards expire between 2019 and 2021.  As required by Internal Revenue Code Section 382, the Company’s utilization of these net operating loss carryforwards against future taxable income is subject to an annual limitation of $1,510,000, because of the change in ownership that occurred in 2002.

SFAS 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized.  The Company’s ability to realize the benefit of its deferred tax asset associated with Arcade Planet’s net operating loss carryforwards will depend on the generation of future taxable income. The Company has recorded a valuation allowance as of March 31, 2003 for the portion of the related deferred tax asset which may not be realized.  Any reduction in the valuation allowance will be recorded as a reduction of the cost assigned to Arcade Planet’s patents.

17.  WARRANTS

In February 2000, the Company issued warrants to purchase 500,000 common shares at $0.005 to employees, subject to certain events.  The effective date of the warrants was the date they were approved by the Nevada Gaming Commission, May 25, 2000.  The warrants vest over four years, beginning at the effective date, and terminate five years from the grant date.  The Company recognized compensation expense of $106,250 for both years ended March 31, 2003 and 2002, respectively, based on the fair value of the warrants at the grant date, as computed using the Black-Scholes option pricing model with the following assumptions:  dividend yield of 0.0%, expected volatility of 0.0%, risk free interest rate of 6.50%, and an expected holding period of five years.  No warrants have been exercised.

In September 2002, in connection with the purchase of Arcade Planet, a contingent warrant to purchase 1,420,000 shares of common stock was issued with an exercise price of $7 per share. The warrant is exercisable upon the earlier of; the date the Company’s stock becomes publicly traded, such time as gaming approval is no longer required for the issuance of the warrant or the first business day after the date on which all gaming regulatory agencies with jurisdiction of the Company under the gaming laws have granted regulatory approval of the issuance of the warrant.  If the Company has not entered into a binding agreement for an equity financing with proceeds of at least $7.5 million or entered into a transaction with a public company with a market capitalization of at least $20 million or the transaction is valued at $140 million, the exercise price will be $5 per share.  If there is another offering price for less, the price will be adjusted and possible the number of shares.  The owner of the warrant may elect a “buyout right” upon the occurrence of a liquidation event, upon the expiration of nine years and six months or upon the holder’s receipt of notice from a gaming authority that there is a requirement to file any application of consent.  The buyout is at the intrinsic value.  The warrant has not been recorded as it is contingent upon certain events.  At the time the contingencies are resolved, the warrant will be valued and considered additional purchase price.

18.  SUBSEQUENT EVENTS

On May 7, 2003, the Company entered into a promissory note with a major supplier for $9,522,742.  On September 3, 2003, the Company entered into a second promissory note with the same supplier in the amount of $6,413,691.  The main purpose of the notes was to pay trade payables due to the supplier that existed primarily, as of March 31, 2003.  The notes were guaranteed by the sole stockholder of the Company and bear interest at 18% per annum.  The notes were paid in full by the Company, including principal and accrued interest, in August and November 2003.

In June 2003, the Company entered into promissory notes with several financing companies for cash proceeds totalling $5,741,905.  The notes have an aggregate interest rate of 14.0% and are collateralized by equipment.  The notes mature in December 2006 and require monthly principal and interest payments beginning in August 2003.  The first principal and interest payment is $238,000; with subsequent payments of $175,000 thereafter until the balance of the notes are paid.

On August 1, 2003, the Company entered into a loan agreement with several financing companies.  The Company received cash proceeds of $18,500,377.  The cash proceeds were reduced by legal, documentation and loan origination fees, which are being amortized on a straight-line basis over the life of the loan.  The loan is collateralized by certain equipment and customer contracts.  The loan bears interest of 15% per annum and matures in February 2004.  The note requires minimum monthly principal payments of $500,000 plus interest.  The Company used part of the proceeds from the loan to pay off two promissory notes and a capital lease.  The loan was subsequently paid in full, including interest, in November 2003.

On November 11, 2003, the Company signed a definitive agreement to be acquired by Alliance Gaming Corp (Alliance Gaming).  Under the terms of the agreement, Alliance Gaming will purchase 100 percent of the outstanding shares of the Company for approximately $45 million of consideration consisting of $27 million of cash and 736,000 shares of Alliance Gaming common stock (valued at $18 million) paid at the closing and approximately $95 million of contingent consideration payable in equal portions of cash and stock over the three years following the closing, upon the Company achieving certain financial objectives.  The acquisition, which is subject to regulatory approvals and certain customary closing conditions, is expected to close in the first half of calendar 2004.

In January 2004, the Company discontinued the skill-based internet website primarily due to regulatory pressures from several state jurisdictions.  As a result of the closure, the Company will perform an impairment valuation of the assets associated with this product line consisting mainly of patents valued at $14.2 million.  In addition, the patents related to this technology will be re-evaluated by Alliance Gaming Corporation as a result of the pending acquisition.

In a separate transaction, Alliance Gaming loaned the Company $51 million which was utilized by the Company to repay certain long-term obligations.  Alliance Gaming also agreed to provide the Company a $24 million revolving credit facility for working capital and equipment purchases.  The loan and the credit facility are collateralized by certain assets of the Company and bear interest at 8% per annum.

Interim Condensed Consolidated Financial Statements
as of December 31, 2003 and for the nine-months ended
December 31, 2003 and 2002
(unaudited)

Sierra Design Group

Condensed Consolidated Balance Sheet
(Unaudited)

December 31, 2003
(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,844
Accounts and notes receivable, net	7,803
Inventories, net	13,700
Net investment in sales-type leases	3,099
Deposits	3,524
Other current assets	4,302
Total current assets	34,272

Long-term receivables, net	686
Property, plant and equipment, net	19,238
Intangible assets, net	12,846
Net investment in sales-type leases	4,747
Other assets, net	267
Total assets	$72,056

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$7,970
Accrued liabilities	15,390
Loans from Alliance Gaming Corp.	61,025
Current maturities of long-term debt	3,934
Total current liabilities	88,319

Long term debt, net of current portion	6,435
Other liabilities	1,452
Total liabilities	96,206

COMMITMENTS AND CONTINGENCIES

Stockholder’s deficit:
Common Stock	2
Additional paid-in capital	1,237
Accumulated deficit	(25,389)
Total stockholder’s deficit	(24,150)
Total liabilities and stockholder’s deficit	$72,056

See accompanying unaudited notes.

Sierra Design Group
Condensed Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended
	December 31, 2002	December 31, 2003
	(in thousands)

Revenues	$44,501	$45,590
Cost of sales	21,752	21,726
Gross Profit	22,749	23,864

Cost and Expenses

Selling, general and administrative	11,208	28,798
Research and development	7,275	13,354
Depreciation and amortization	1,292	5,518

Operating income (loss)	2,974	(23,806)

Other income (expenses)
Interest income	361	515
Interest expense	(901)	(8,818)
Other, net	(16)	(6)

Income (loss) before income taxes	2,418	(32,115)

(Provision) benefit for taxes	(1,181)	—

Net income (loss)	$1,237	$(32,115)

See accompanying unaudited notes.

Sierra Design Group
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	December 31, 2002	December 31, 2003
	(in thousands)
Cash flows from operating activities:
Net income/(loss)	$1,237	$(32,115)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:

Depreciation and amortization	1,292	5,518
Non-cash compensation expense on stock options	—	910
Loss on disposal of assets	(731)	—
Changes in assets and liabilities, net of effects of purchase of businesses:
Accounts receivable	(4,164)	20,756
Inventories	(5,896)	(5,676)
Net investment in sales-type leases	1,080	(413)
Deposits	(68)	(3,147)
Other assets	(259)	(140)
Accounts payable	7,330	3,511
Accrued liabilities	(2,495)	(1,712)
Other liabilities	413	—
Total adjustments	(3,498)	19,607
Net cash used in operating activities	(2,261)	(12,508)

Cash flows from investing activities:
Acquisition of property and equipment	(334)	(12,347)
Purchase of business, net of cash acquired	(3,287)	—
Net cash used in investing activities	(3,621)	(12,347)

Cash flows from financing activities:
Proceeds from note payable	274	88,329
Payments on notes payable and capital leases obligations	(528)	(64,620)
Net (decrease)/increase in amounts due to related party	(830)	24
Net cash (used in)/provided by financing activities	(1,084)	23,733
Net decrease in cash	$(6,966)	$(1,122)

Cash at beginning of period	$7,274	$2,966
Cash at end of period	$308	$1,844

Supplemental disclosure of non-cash investing and financing activities:
Conversion of accounts payable to note payable	$—	$15,936
Equipment acquired under capital lease obligation	$2,310	$—
Inventory acquired under contract payable	$651	$—
Issuance of note payable in conjunction with purchase of business	$8,000	$—

See accompanying unaudited notes.

SIERRA DESIGN GROUP

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Basis of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of Sierra Design Group (“SDG”) and its wholly-owned subsidiary, Arcade Planet.

Note 2. Interim Financial Data

In the opinion of management, the accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission and accounting principles generally accepted in the United States of America for interim financial information.  These condensed consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  The annual consolidated financial statements of Sierra Design Group as of March 31, 2003 should be read in conjunction with these statements.  The financial information included herein has not been audited.  However, management believes the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the consolidated financial position of Sierra Design Group as of December 31, 2003 and the results of its consolidated operations and cash flows for the nine months ended December 31, 2003 and 2002. The results of its consolidated operations and cash flows for the nine months period ended December 31, 2003 are not necessarily indicative of the results of consolidated operations or cash flows for the full fiscal year.

Note 3. Employee Stock-Based Compensation

The Company accounts for employee stock-based compensation arrangements in accordance with provisions of Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-based Compensation” (SFAS 123) and SFAS No.148 “Accounting for Stock-Based Compensation and Disclosure - Transition and Disclosure – an Amendment of FASB Statement No. 123” (SFAS 128).  Under APB No. 25, stock-based compensation is based on the difference, if any, on the date of grant, between the estimated fair value of the Company’s common shares and the exercise price.  Unearned stock-based compensation is amortized ratably over the vesting period.

The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (EITF) No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services.”

The following table provides a reconciliation of the Company’s reported net income/(loss) to the pro forma net income/(loss) as if the fair value method prescribed by SFAS 123 had been applied to all awards.

	Nine months ending
	December 31, 2002	December 31, 2003

Net income, as reported	$1,237	$(32,115)
Add: Stock-based employee compensation expense included in net income/(loss)	—	910
Deduct: Total compensation cost determined under fair value method	—	(651)
Pro forma net income/(loss)	$1,237	$(31,856)

Vesting of options issued to employees are contingent upon certain events.  During the nine month period ended December 31, 2003, the Company determined that it is probable that the contingency will be met.

Note 4. Inventories

Inventories consisted of the following as of December 31, 2003:

Equipment components	$11,542
Work-in-progress	828
Finished goods	3,697
Less: Reserve for obsolete inventory	(2,367)
$13,700

During the nine months ended December 31, 2003, SDG’s reserve for obsolete inventory increased due to increased inventory levels, poor financial performance, and a change in the reserve methodology to provide higher level of reserves on slower moving products.

Note 5. Long-term Debt

During the period ended December 31, 2003, SDG increased its long-term debt borrowings significantly in order to finance increases in working capital, capital expenditures and staffing required for the expansion into new markets such as Oklahoma, Florida and New York. During the period ended December 31, 2003, SDG notified its creditors that it was in technical default or cross default as it related to certain covenants contained in various loan agreements. This resulted in penalties and default interest being assessed by certain creditors. During the period ended December 31, 2003 the debt that was in default was repaid through loans from Alliance Gaming Corporation (“Alliance”), see Note 7, which triggered addition prepayment penalties.  Loan interest, default interest, default fees and prepayment penalties are all included in interest expense in the accompanying condensed consolidated statements of operations.

Note 6. Income Taxes

For the interim period ended December 31, 2003, SDG generated a net operating loss which could not be carried back against prior taxable income, and therefore no net tax benefit was recorded for this period.

Note 7. Subsequent Events

On March 2, 2004, Alliance completed the acquisition of all of the outstanding shares of Sierra Design Group for $29.9 million in cash, 662,000 restricted shares of Company stock and $1.350 million of deferred consideration.  Additional contingent consideration of up to $95.6 million may become payable over the next three years upon the SDG business unit achieving certain revenue and EBITDA targets.

During the period from October 31, 2003 to December 31, 2003, Alliance loaned Sierra Design Group a total of $61 million, proceeds of which were used to repay existing creditors (debt which had been in default) and for working capital purposes. The note to Alliance has a one year term and bears interest at 8%. The other long term debt remaining is no longer in default as of December 31, 2003.

(b)               Pro Forma Financial Information:

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2003

Unaudited Pro Forma Combined Statement of Operations for the year ended June 30, 2003

Unaudited Pro Forma Combined Statement of Operations for the six months ended December 31, 2003

Notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 2, 2004, Alliance Gaming Corporation (the “Company”) completed the acquisition of all of the outstanding shares of the privately-held Sierra Design Group (“SDG”) for $29.9 million in cash, 662,000 restricted shares of Company stock and $1.350 million of deferred consideration.  The value of the restricted stock totaled $11.9 million.  The unaudited pro forma combined balance sheet is based on the consolidated balance sheet of the Company at December 31, 2003 and the unaudited balance sheet of the SDG assuming the transaction was consummated on December 31, 2003.  The unaudited pro forma combined statements of operations are based on the individual statements of operations of the Company for the twelve months ending June 30, 2003 and the six months ending December 31, 2003.  The operations of SDG have been included in the unaudited pro forma combined statements of operations as though the acquisition had been consummated on July 1, 2002 for the twelve month period ending June 30, 2003 and July 1, 2003 for the six month period ending December 31, 2003.

The following unaudited pro forma condensed combined balance sheet presents the financial position of the Company assuming the acquisition of Sierra Design Group (“SDG”) occurred on December 31, 2003. Adjustments necessary to reflect this assumption and to restate the historical balance sheet of the Company are presented in the Adjustments column, and are further described in the notes to unaudited pro forma condensed combined financial information.

The unaudited pro Forma condensed combined statements of operations present results of operations of the Company assuming the acquisition of SDG occurred at the beginning of the relevant period. Adjustments necessary to reflect the acquisition and to restate the historical results of operations are presented in the Adjustments column and are further described in the notes to unaudited pro forma condensed combined financial information.

The following information does not purport to present the financial position or results of operations of the Company had the acquisition and events associated therewith occurred on the dates specified, nor is it necessarily indicative of the results of operations of the Company as they may be in the future or as they might have been had the acquisition of SDG been consummated on the dates shown.  The unaudited pro forma condensed combined financial information is based on certain assumptions and adjustments described in the notes to unaudited pro forma condensed combined financial statements and should be read in conjunction therewith.

The Adjustments are based upon preliminary estimates and certain assumptions that management of the Company believes are reasonable in the circumstances. Final amounts could differ from those included in the pro forma financial statements. In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma financial information.

ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2003

(In 000’s)

	Historical		Pro Forma
	Alliance Gaming	SDG	Adjust- ments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$72,254	$1,844	$(33,737	)(A)	$34,673
			(5,688	)(B)
Accounts and notes receivable, net	106,731	7,803	—		114,534
Inventories, net of reserves	39,274	13,700	—		52,974
Deferred tax assets, net	38,061				38,061
Notes receivable from Sierra Design Group	61,025	—	(61,025	)(D)	—
Other current assets	9,383	10,925	—		20,308
Total current assets	326,728	34,272	(100,450)		260,550
Long-term investments (restricted)	2,611	—	—		2,611
Long-term receivables, net	7,173	686	—		7,859
Leased gaming equipment, net	30,221	—	—		30,221
Property, plant and equipment, net	59,876	19,238	—		79,114
Goodwill, net	66,225	—	47,885	(A)	132,297
			18,187	(C)
Intangible assets, net of accumulated amortization	29,083	12,846	5,963	(C)	47,892
Net investment in sales-type leases	—	4,747			4,747
Assets of discontinued operations held for sale	106,886	—	—		106,886
Other assets, net	6,235	267	—		6,502
	$635,038	$72,056	$(28,415)		$678,679
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,633	$7,970	$848	(A)	$29,451
Accrued liabilities	23,868	15,390	(387	)(B)	38,871
Jackpot liabilities	12,785	—	—		12,785
Current maturities of long-term debt	3,069	3,934	—		7,003
Notes payable to Alliance Gaming	—	61,025	(61,025	)(D)	—
Liabilities of discontinued operations held for sale	16,647	—	—		16,647
Total current liabilities	77,002	88,319	(60,564)		104,757
Long term debt, net	422,217	6,435	(5,301	)(B)	423,351
Deferred tax liabilities	6,006	—			6,006
Other liabilities	5,048	1,452	1,350	(A)	7,850
Minority interest	1,216	—	—		1,216
Total liabilities	511,489	96,206	(64,515)		543,180
Commitments and contingencies
Stockholders’ equity:
Series E Special Stock	12	—	—		12
Common Stock	5,033	2	(2	)(C)	5,099
			66	(A)
Treasury stock	(501)	—	—		(501)
Additional paid-in capital	167,724	1,237	(1,237	)(C)	179,608
			11,884	(A)	—
Accumulated other comprehensive income	3,940	—	—		3,940
Retained earnings (accumulated deficit)	(52,659)	(25,389)	25,389	(C)	(52,659)
Total stockholders’ equity	123,549	(24,150)	36,100		135,499
	$635,038	$72,056	$(28,415)		$678,679

See accompanying notes to unaudited pro forma condensed combined financial information.

ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

Twelve Months Ended June 30, 2003

(In 000’s except per share information)

	Historical		Pro Forma
	Alliance Gaming	SDG	Adjust- ments		Combined
Revenues:
Gaming equipment and systems	$335,436	$84,953	$—		$420,389
Casino operations	72,124	—	—		72,124
	407,560	84,953	—		492,513
Costs and expenses:
Cost of gaming equipment and systems	144,352	51,220	—		195,572
Cost of casino operations	32,643	—	—		32,643
Selling, general and administrative	99,071	25,393	—		124,464
Research and development	19,955	12,998	—		32,953
Depreciation and amortization	21,603	3,359	1,150	(c)	26,112
	317,624	92,970	1,150		411,744

Operating income (loss)	89,936	(8,017)	(1,150)		80,769

Other income (expense):
Interest income	221	411	—		632
Interest expense	(25,645)	(2,919)	2,919	(d)
			(3,000	)(d)	(28,645)
Minority interest	(2,009)	—	—		(2,009)
Other, net	242	(24)	—		218
Income (loss) before income taxes	62,745	(10,549)	(1,231)		50,965
Income tax expense (benefit)	22,316	(1,790)	(468	)(e)	20,058
Net income (loss) from continuing operations	$40,429	$(8,759)	$(763)		$30,907

Basic earnings per share
Continuing operations	$0.82				$0.62

Diluted earnings per share
Continuing operations	$0.81				$0.61

Weighted average common shares outstanding	49,153		662	(f)	49,815
Weighted average common and common share equivalents outstanding	50,139		662	(f)	50,801

See accompanying notes to unaudited pro forma condensed combined financial information.

ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

Six Months Ended December 31, 2003

(In 000’s except per share information)

	Historical		Pro Forma
	Alliance Gaming	SDG	Adjust- ments		Combined

Revenues:
Gaming equipment and systems	$184,787	$33,427	$(250	)(a)	$217,964
Casino operations	25,067	—	—		25,067
	209,854	33,427	(250)		243,031
Costs and expenses:
Cost of gaming equipment and systems	72,017	16,684	—		88,701
Cost of casino operations	9,887	—	—		9,887
Selling, general and administrative	53,313	20,462	(172	)(b)	73,603
Research and development	12,703	9,673	—		22,376
Depreciation and amortization	12,467	4,266	490	(c)	17,223
	160,387	51,085	318		211,790

Operating income (loss)	49,467	(17,658)	(568)		31,241

Other income (expense):
Interest income	126	431	—		557
Interest expense	(9,598)	(7,639)	7,639	(d)
			(1,500	)(d)	(11,098)
Minority interest	(1,027)	—	—		(1,027)
Refinancing charge	(12,293)	—	—		(12,293)
Other, net	(899)	—	—		(899)

Income (loss) from continuing ops before income taxes	25,776	(24,866)	5,571		6,481
Income tax expense	9,710	—	(7,332	)(e)	2,378
Net income (loss) from continuing operations	$16,066	$(24,866)	$12,903		$4,103

Basic earnings per share:
Continuing operations	$0.32				$0.08

Diluted earnings per share:
Continuing operations	$0.32				$0.08

Weighted average common shares outstanding	49,660		662	(f)	50,322
Weighted average common and common share equivalents outstanding	50,814		662	(f)	51,476

See accompanying notes to unaudited pro forma condensed combined financial information

ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited proforma condensed combined financial information included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations; however,  management believes that the disclosures are adequate to make information presented not misleading

1.     BASIS OF PRESENTATION

On March 2, 2004, Alliance Gaming Corporation (the “Company”) completed the acquisition of all of the outstanding shares of the privately-held Sierra Design Group (“SDG”).

2.     PURCHASE PRICE

The purchase price paid for SDG consists of the following (in thousands):

Cash paid to SDG stockholders	$29,846
Fair value of restricted Alliance Gaming common stock issued	11,950
Deferred consideration	1,350
Transaction fees and expenses	4,739
Subtotal	$47,885

SDG loans to third parties	5,688
Loans to SDG forgiven	72,820
Acquisition cost	$126,393

The value assigned to the restricted stock totalled $11.9 million, and was determined by an independent third-party, and resulted in a 30% discount to the stock price two days before and after the announcement of the acquisition. Pursuant to a loan agreement between Alliance and SDG, Alliance committed to loan SDG up to $74 million during the pre-acquisition period. As of December 31, 2003, Alliance had advanced $61.0 million, and as of the acquisition date the loan balance totalled $72.8 million, which was forgiven as of the acquisition date.

Under the purchase method of accounting, the total purchase price is allocated to the SDG net tangible and intangible assets based upon their estimated fair market values as of the date of the acquisitions.  The allocation of the purchase price to goodwill and intangibles is subject to change based on final valuation of SDG’s net assets (including inventory and property, plant and equipment) and is based upon an independent third-party valuation and management’s estimates.

Additional contingent consideration of up to $95.6 million may become payable over the next three years upon the SDG business unit achieving certain revenue and EBITDA targets.

ALLOCATION OF PURCHASE PRICE

The purchase price was allocated to the following net assets of SDG:

Net tangible assets acquired	$39,710
Net intangible assets acquired:
Contracts	12,320
Patents/ core technology	5,445
Trade name/trademark	5,708
Total intangible assets acquired	23,473
Goodwill	63,210
Total purchase price	$126,393

The amounts shown above reflect the purchase price allocation as of the acquisition date of March 2, 2004. The allocation of the purchase price differs from the adjustments reflected in the accompanying pro forma balance sheet due primarily to the changes in working capital between the pro forma balance sheet date of December 31, 2003 and the actual acquisition date of March 2, 2004.  The pro forma goodwill resulting from the SDG acquisition as of December 31, 2003 totalled $65.2 million

Based on the finalization of the third-party valuation and other factors the pro forma adjustments may change from those presented in these pro forma condensed combined financial statements.  A change in the value assigned to long-lived tangible and intangible assets and liabilities could result in a reallocation of the purchase price and a change in the pro forma adjustments.  The effect of such changes, if any, will depend on the nature and amount of the assets or liabilities adjusted.

3.     EARNING PER SHARE

Unaudited basic and diluted unaudited pro forma earnings per share is calculated based on the issuance of 662,000 shares of Alliance Common Stock.

4.     PRO FORMA ADJUSTMENTS

Balance Sheet

(A)  The consideration paid for of all outstanding shares of SDG totalled approximately $47.9 million and consisted of:

•      Approximately $29.9 million in cash to SDG stockholders

•      662,000 shares of restricted Alliance common stock, valued at $11.9 million

•      $1.35 million of deferred consideration

•      $4.7 million in transaction expenses

(B)   To eliminate short and long term debt repaid at closing

(C)   To reflect the elimination of the SDG historical equity accounts as of December 31, 2003, and to adjust certain intangible assets of SDG to estimates of their fair market values.

(D)  To eliminate loans due from SDG to Alliance outstanding as of December 31, 2003, which became intercompany debt at the time of the acquisition.

Income Statements

(a)   To eliminate revenues for game licensing sales between Alliance and SDG, for the six month period ended December 31, 2003 (no such transactions occurred in the fiscal year ended June 30, 2003.)

(b)   To remove transaction related legal and accounting costs expensed in the pre-acquisition period by SDG

(c)   To record additional amortization expense for intangible assets values assigned in purchase accounting which have useful lives ranging from five to ten years.

(d)   To record interest expense for the $75.0 million of Term Debt used to fund the acquisition, net of a reduction in interest expense (and prepayment penalties) for the SDG long-term debt (much of which had been in default with default interest and associated penalties), which was retired in the acquisition.

(e)   To tax effect the above adjustments and SDG’s pre-tax income (loss) using a Federal income tax rate of 35% plus foreign and state income taxes.

(f)    To adjust for the Alliance Common Stock issued in the acquisition.

Items not Adjusted

The pro forma financial statements do not reflect any integration adjustments or synergies that may be achieved with respect to the combined entities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLIANCE GAMING CORPORATION

Dated: May 10, 2004

	By:	/s/ Robert L Saxton
Robert L. Saxton
Executive Vice President,
Treasurer and Chief Financial Officer

Exhibit Index

Exhibit 2.1              Amended and Restated Stock Purchase Agreement by and among Alliance Gaming Corporation, Sierra Design Group, Robert Luciano and Robert Luciano, as Trustee of the Robert Luciano Family Trust, dated March 2, 2004 (incorporated by reference to the Form 8-K filed on March 12, 2004).